Exhibit 99.1

Contact:

Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

Phone: (617) 542-5300

CYNO@investorrelations.com

NEWS RELEASE

Cynosure Reports Financial Results for the Third Quarter of 2010

•	Strong International Business Drives Year-Over-Year Revenue Growth

•	Company Posts Sixth Consecutive Quarter of Positive Operating Cash Flow

•	Concludes Quarter with $95.4 Million in Cash and Equivalents

Westford, Mass., October 26, 2010: Cynosure, Inc. (NASDAQ: CYNO) today announced financial results for the three months ended September 30, 2010.

Revenues for the third quarter of 2010 increased to $19.1 million from $17.9 million in the same period of 2009. On a sequential basis, reflecting the traditional seasonality of the July-September period, third-quarter 2010 revenue declined from $21.5 million in the second quarter of 2010.

Net loss for the third quarter of 2010 narrowed to $0.5 million, or $0.04 per basic and diluted share, from a net loss of $1.9 million, or $0.15 per basic and diluted share, for the comparable period of 2009, reflecting the success of Cynosure’s continued cost-reduction initiatives.

The company’s net loss for the third quarter of 2010 included an income tax provision of $33,000, compared with an income tax benefit of $1.0 million recorded in the third quarter of 2009. The change from a benefit to a provision in the 2010 period was a result of the company’s establishment of a valuation allowance in the fourth quarter of 2009 against the company’s net domestic deferred tax assets and taxable income generated in foreign jurisdictions.

Fueled by continued operating expense savings, the company reduced its loss from operations in the third quarter of 2010 to $1.0 million, which included stock-based compensation of $900,000. This compares with a loss from operations in the third quarter of 2009 of $3.3 million, which included stock-based compensation of $1.5 million.

“Our international business continues to perform well and delivered a strong third quarter up 27 percent compared with the third quarter of 2009,” said Michael Davin, Cynosure’s President and Chief Executive Officer. “Our Asian and European subsidiaries, as well as our international distributors, each posted year-over-year revenue gains. International sales accounted for 55 percent of our product revenue in the quarter. Positive results overseas offset the performance of our North American business, which continues to be adversely affected by economic uncertainty and the difficult credit environment. Nevertheless, we were encouraged that average selling prices (ASPs) in North America remained stable in the third quarter and customer service revenue increased.”

Gross profit for the third quarter of 2010 was $10.7 million, or 56.1 percent of revenue, compared with 58.4 percent of revenue for the same period in 2009. The change in gross margin from the year-ago period reflects a larger revenue contribution from international markets, particularly the company’s third-party distributors, which carry lower ASPs than products sold through direct distribution channels.

Total operating expenses for the third quarter of 2010 decreased $2.1 million, or 16 percent, to $11.7 million from $13.8 million for the same period of 2009. Through the first nine months of 2010, total operating expenses were $38.3 million, down $7.8 million compared with $46.1 million for the comparable period of 2009.

“Cynosure generated positive cash flow from operations for the sixth consecutive quarter in Q3, reflecting our effective balance sheet management and successful cost-reduction initiatives,” Davin said. “Operating expenses through the first nine months of the year were 17 percent lower than the same period a year ago, and we have already exceeded our goal of lowering annualized operating expenses by $5 million to $7 million over 2009. Meanwhile, our cash, marketable securities and investments totaled $95.4 million at September 30, 2010, an increase of approximately $3.4 million from December 31, 2009, which includes the effect of purchasing $1.1 million of stock under our previously announced stock repurchase plan.”

Recent Highlights

“During the quarter, we continued to successfully pursue our strategy of expanding our international market presence,” Davin said. “In recent months, for example, regulators in Australia approved the dual-wavelength Smartlipo MPX laser body sculpting workstation, while in Canada we received authorization to market our Affinity QS™ workstation to treat multi-color tattoos and pigmented lesions and the Smartlipo Triplex™ for advanced laser lipolysis and high definition body contouring.”

“In addition to expanding our overseas offerings, in the third quarter we continued to make excellent progress in our ongoing partnership with Unilever to develop aesthetic products for home use,” Davin said. “We have achieved all of the milestones to date and the program remains on schedule for commercialization in 2012.”

Market Outlook

“From both a financial and an operational perspective, we believe we are in a strong position as we conclude 2010,” Davin said. “Driven by international markets, our revenues through the first nine months of the year are 11 percent ahead of the same period in 2009. We have successfully reduced expenses in line with the current economic climate while retaining our focus on developing innovative products supported by proprietary technology.”

Third-Quarter Financial Results Conference Call

Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the company’s Executive Vice President and Chief Financial Officer, will discuss the company’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 407-5790 or (201) 689-8328. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

About Cynosure, Inc.

Cynosure, Inc. develops and markets aesthetic treatment systems that are used by physicians and other practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and pigmented lesions, rejuvenate the skin, liquefy and remove unwanted fat through laser lipolysis and temporarily reduce the appearance of cellulite. Cynosure’s products include a broad range of laser and other light-based energy sources, including Alexandrite, pulse dye, Nd:YAG and diode lasers, as well as intense pulsed light. Cynosure was founded in 1991. For corporate or product information, contact Cynosure at 800-886-2966, or visit www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including statements about the company’s anticipated financial results, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the global economy and lending environment and their effects on the aesthetic laser industry, Cynosure’s history of operating losses, its reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2010	2009	2010	2009

Revenues	$19,051	$17,937	$59,433	$53,566
Cost of revenues	8,367	7,460	25,529	21,997

Gross profit	10,684	10,477	33,904	31,569

Operating expenses
Selling and marketing	7,069	8,743	24,116	29,696
Research and development	1,899	1,564	5,454	5,001
General and administrative	2,688	3,511	8,751	11,440

Total operating expenses	11,656	13,818	38,321	46,137

Loss from operations	(972)	(3,341)	(4,417)	(14,568)

Interest income, net	41	83	139	454
Other income (expense), net	504	371	(197)	705

Loss before income taxes	(427)	(2,887)	(4,475)	(13,409)

Income tax provision (benefit)	33	(972)	274	(5,149)

Net loss	$(460)	$(1,915)	$(4,749)	$(8,260)

Diluted net loss per share	$(0.04)	$(0.15)	$(0.37)	$(0.65)

Diluted weighted average shares outstanding	12,653	12,712	12,691	12,708

Basic net loss per share	$(0.04)	$(0.15)	$(0.37)	$(0.65)

Basic weighted average shares outstanding	12,653	12,712	12,691	12,708

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands)

	Sept 30, 2010	December 31, 2009
	(unaudited)
Assets:
Cash, cash equivalents and short-term marketable securities	$90,533	$68,505
Short-term investments and related financial instruments	—	18,454
Accounts receivable, net	10,899	11,773
Inventories	20,294	21,815
Prepaid expenses and other current assets	3,867	6,441
Deferred tax asset, current portion	356	160

Total current assets	125,949	127,148
Property and equipment, net	8,903	10,567
Long-term marketable securities	4,839	5,008
Other noncurrent assets	2,205	2,510

Total assets	$141,896	$145,233

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$14,909	$14,357
Amounts due to related parties	2,106	1,350
Deferred revenue	2,900	4,269
Capital lease obligations	164	264

Total current liabilities	20,079	20,240

Capital lease obligations, net of current portion	64	171
Deferred revenue, net of current portion	386	620
Other long-term liabilities	302	372

Total stockholders’ equity	121,065	123,830

Total liabilities and stockholders’ equity	$141,896	$145,233